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                             CERTIFICATE OF ACCURACY

This is to certify that the translation described below is, to the best of our knowledge and belief, a true and accurate rendition of the original document.

Job Number:                         96282
                                    -----

Job Name:                           WACHTELL, LIPTON, ROSEN & KATZ
                                    ------------------------------

Job Description:                    HR 71504 OCT 16 2006
                                    --------------------

Language from:  SPANISH                     into:  ENGLISH
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Date:  NOVEMBER 27, 2006                    /S/ PAUL M. MARTINEZ
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                                            Paul M. Martinez
                                            Project Manager
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STATE OF NEW YORK, COUNTY OF KINGS

Subscribed and sworn to before me
this date of November 27, 2006



/s/ Robert J. Mazza
NOTARY PUBLIC

               ROBERT J. MAZZA
      Notary Public, State of New York
               No. 02MA5057911
          Qualified in Kings County
      Commission Expires April 1, 2010

            A Member of the International Family of Bowne Companies

                                                            Jorge Vega-Penichet
                                                            General Secretary


COMISION NACIONAL DEL MERCADO DE VALORES
Direccion de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

                                                      October 16, 2006 - Madrid

Dear Sirs:

         In accordance with the provisions of Stock Exchange Act 24, Art. 82 of Law /1988 July28, ACCIONA, S.A. declares the following:

                              RELEVANT INFORMATION

         Last Thursday, October 12, E.ON AG and E.ON ZWOLFTE VERWALTUNGS Gmbh intiated an action against ACCIONA S.A. and FINANZAS DOS, S.A. in the US District Court for the Southern District of New York.

         The action refers to the information made public in schedule 13-d, of the disclosure of significant interests presented by ACCIONA, S.A. and FINANZAS DOS, S.A. before the Securities and Exchange Commission (SEC) in accordance with US law in relation to their investment in Endesa.

         The claim alleges that the information contained in the schedule is false, inexact, and incomplete. Based on this statement, it is requested that schedule 13-d be revised and that the Court approve cautionary measures on a temporary basis, including, among other things, the early exchange of information held by each party, the suspension of political rights, and the prohibition of new purchases of shares up until the time when the alleged missing information from schedule 13-d is made public.

         After a first appearance, the Court has approved the exchange of documentation held by each party, without adopting any other cautionary measure. The Court has scheduled a hearing for October 20 to consider this issue again, and to establish a timetable for further actions.

         ACCIONA believes the claims from E.ON lack any basis and will oppose them.

         This is forwarded for appropriate action.

         Sincerely,
         For
         Acciona, S.A.


         Jorge Vega-Penichet Lopez
         Secretary of the Board



Acciona
Avenida de Europa, 18
Parque Empresarial La Moraleja
28108 Alcobendas, Madrid, Espana

www.acciona.com